Exhibit 10.2

Grantee:

Shares:

GLOBAL POWER EQUIPMENT GROUP INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE 2004 STOCK INCENTIVE PLAN

Agreement made as of                     , 200    , between Global Power Equipment Group Inc., a Delaware corporation (the “Company”), and                                          (“Grantee”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan (as defined below).

1. Grant of Option. Pursuant to the Global Power Equipment Group Inc. 2004 Stock Incentive Plan (the “Plan”), the Company hereby grants to Grantee, as of the date hereof, an option (the “Option”) to purchase up to                      shares (the “Covered Shares”) of the common stock, par value $0.01 per share, of the Company (the “Stock”), at the exercise price per share of $                 (the “Exercise Price”), subject to the terms and conditions set forth herein and in the Plan. The Option shall not be treated as an “incentive stock option,” as defined in Section 422 of the Code. Upon certain events, the number of shares of Stock and/or the Exercise Price may be adjusted as provided in the Plan.

2. Grantee Bound by Plan. Attached hereto as Annex A is a copy of the Plan which is incorporated herein by reference and made a part hereof. Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Plan should be carefully reviewed before any decision is made to exercise the Option.

3. Exercise of Option. Subject to the terms and conditions contained herein, including Sections 4 and 5, and in the Plan, the Option, to the extent vested, may be exercised, in whole or in part, by written notice to the Company at any time and from time to time after the date of grant. The Option shall not be exercisable in any event after the tenth anniversary of the date hereof. Options are subject to cancellation as provided in the Plan. Any part of the Option that Grantee has not exercised as of the date Grantee’s employment with the Company or any of its Subsidiaries terminates (“Grantee Termination Date”) shall expire and be forfeited to the extent not exercised on or before the 90th day following the Grantee Termination Date (180 days if the Grantee Termination Date occurs as a result of the death of Grantee), but in no event after the tenth anniversary of the date hereof.

4. Vesting. Subject to the limitations herein, the Option shall vest and be exercisable in installments according to the following schedule, with respect to each installment set forth in the schedule below on and after the vesting date applicable to such installment:

Installment	Applicable Vesting Date
% of Covered Shares

% of Covered Shares

% of Covered Shares

An installment shall not become exercisable on the otherwise applicable vesting date, if the Grantee Termination Date occurs on or before such vesting date. Notwithstanding the foregoing provisions of this Section 4, the Option shall vest and become exercisable as provided in the Plan upon a Change in Control, if the Grantee Termination Date does not occur before the Change in Control.

5. Conditions to Exercise. The Option may not be exercised by Grantee unless the following conditions are met:

(a) Grantee shall have given written notice to the Company (to the attention of the Company’s Secretary) as to the number of shares of Stock Grantee intends to purchase;

(b) Legal counsel for the Company must be satisfied at the time of exercise that the issuance of the shares of Stock upon exercise will be in compliance with the Securities Act and applicable United States Federal, state, local and foreign laws; and

(c) Grantee must pay to the Company at the time of exercise the full purchase price for the shares of Stock being acquired hereunder: (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds); (ii) if permitted by applicable law and approved by the Committee, by delivery of shares of Stock, previously acquired and currently owned by Grantee (or by Grantee and his or her spouse jointly) and purchased or held for the requisite period of time as necessary to avoid a charge to the Company’s earnings for financial reporting purposes, having an aggregate Fair Market Value on the date of exercise of the Option equal to such purchase price; (iii) if the Stock is traded on a national securities exchange, the Nasdaq Stock Market, Inc. or quoted on a national quotation system by the National Association of Securities Dealers, and, in any case, if permitted by applicable law, through a “cashless exercise” procedure approved by the Committee whereby Grantee may deliver irrevocable instructions to a broker to deliver promptly to the Company cash in an amount equal to such purchase price and any taxes required as a result of such exercise; or (iv) by a combination of the consideration provided for in the foregoing clauses (i) through (iii), including any withholding tax required in connection with such exercise, in each case, in accordance with the terms of the Plan.

6. Transferability. The Option (including the right to receive the shares of Stock) may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated by Grantee, other than by will or the laws of descent and distribution and, during the lifetime of Grantee, the Option may be exercised only by Grantee (or, if Grantee is incapacitated, by Grantee’s legal guardian or legal representative). In the event of the death of Grantee, the exercise of Options may be made only by the executor or administrator of Grantee’s estate or the Person or Persons to whom Grantee’s rights under the Option pass by will or the laws of descent and distribution. If Grantee or anyone claiming under or through Grantee attempts to violate this Section 6, such attempted violation shall be null and void and without effect, and all of the Company’s obligations hereunder shall terminate. Any shares of Stock received upon exercise of this Option are subject to the restrictions on transfer, if any, and other rights and obligations set forth in the Plan.

7. Administration. Any action reasonably taken or decision reasonably made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion and shall be final, conclusive and binding on Grantee and all persons claiming under or through Grantee. By accepting this grant or other benefit under the Plan, Grantee and each person claiming under or through Grantee shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Committee.

8. Status of Stock. Notwithstanding any other provision of this Agreement, in the absence of an effective registration statement for issuance under the Securities Act of the Covered Shares acquirable upon exercise of this Option, or an available exemption from registration under the Securities Act, the issuance of shares of Stock acquirable upon exercise of this Option will be delayed until registration of such shares is effective or an exemption from registration under the Securities Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event an exemption from registration under the Securities Act is available upon an exercise of this Option, Grantee (or the person permitted to exercise this Option in the event of Grantee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Grantee agrees that Stock which Grantee may acquire by exercising the Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable Federal or state securities laws. Grantee also agrees (i) that the certificates representing the Covered Shares purchased under this Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of Covered Shares purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Covered Shares purchased under this Option.

9. No Implied Rights. Neither this Agreement nor the Plan creates any employment rights in Grantee, and neither the Company nor any of its Subsidiaries shall have any liability arising out of the Plan or this Agreement for terminating Grantee’s employment or reducing Grantee’s responsibilities.

10. Notices. Any notice hereunder to the Company shall be addressed to the Company’s principal executive office, Attention: Compensation Committee of the Board of Directors, and any notice hereunder to Grantee shall be addressed to Grantee at Grantee’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given when delivered personally, one day following dispatch if sent by reputable overnight courier, fees prepaid, or three days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors and assigns to the Company and all persons lawfully claiming under Grantee.

12. Governing Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of Delaware.

13. Withholding Tax Requirements. Grantee acknowledges the existence of Federal, state and local income tax and employment tax withholding obligations with respect to the shares of Stock issued under this Agreement and agrees that such must be met. If required by applicable law, Grantee shall be required to pay such taxes no later than the date as of which the value of any shares of Stock issued under this Agreement first become includible in Grantee’s gross income for income tax purposes; provided, however, that the Committee may, in accordance with Section 11(b) of the Plan, permit Grantee to (i) elect withholding of shares of Stock otherwise deliverable to Grantee upon exercise of the Option (provided, however, that the amount of any Stock so withheld shall not exceed the amount necessary to satisfy the Company’s or any Affiliate’s required tax withholding obligations using the minimum statutory withholding rates for Federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (ii) tender to the Company Stock owned by Grantee (or by Grantee and his or her spouse jointly) and acquired more than six (6) months prior to such tender in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Stock on the payment date. If tax withholding is required by applicable law, in no event shall shares of Stock be delivered to Grantee until he or she has paid to the Company in cash the amount of such tax required to be withheld by the Company or otherwise entered into an agreement satisfactory to the Company, as determined in the Committee’s discretion, providing for payment of withholding tax.

IN WITNESS WHEREOF, the Company and Grantee have executed this Agreement as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.

Name:
Title:

GRANTEE:

ANNEX A

Global Power Equipment Group Inc.

2004 Stock Incentive Plan